BCAM INTERNATIONAL INC.






MASTHEAD MANAGEMENT INC.
100 Richmond Street East
Suite 435
TORONTO, Ontario
M5C 2P9

Attention:  Norman B. Wright, President


Dear Sir,

CONSULTING AGREEMENT AND TERMS OF ENGAGEMENT

The purpose of this letter is to set out the terms and conditions of a Consulting Agreement between BCAM International Inc. (the "Company") and Masthead Management Inc. ("Masthead").


1.       CONSULTING ENGAGEMENT

         The Company agrees to retain Masthead as a consultant to provide management and executive services to the Company. For its part, Masthead undertakes to provide these services to the Company, and specifically to retain the services of Norman B. Wright ("Mr. Wright") as its agent for that purpose.

         In order to facilitate the provision of services as contemplated hereby, the Company will procure that Mr. Wright be appointed as President and Chief Executive Officer of the HumanCad Systems Division of the Company, and he will also be appointed as a director of the Company and be appointed to the office of Vice-Chairman of the Company. It is acknowledged by both Masthead and Mr. Wright that his appointment as a director of the Company and of any subsidiaries, is, together with all other directors, subject to review by the shareholders of the Company annually. Whilst the Company agrees to use its best endeavours to ensure that Mr. Wright will hold the positions described, it is neither a condition nor provision of the continued retainer of Masthead that Mr. Wright should retain the offices or the directorship described in the event that shareholders of the Company determine otherwise.

         The consulting services to be provided by Masthead shall be provided from its base in Toronto, Ontario, Canada, and neither Masthead nor Mr. Wright shall be required to relocate to any other place except with their respective consent and approval.

         The services to be provided by Masthead shall include the procurement of the services of Mr. Wright for a basic minimum of 200 business /working days per year during the term of this Agreement.


2.       TERM OF ENGAGEMENT

         The appointment under this Agreement shall be for a term of two years commencing on April 7, 1997, and expiring on April 7, 1999, unless previously determined in the circumstances provided for below or unless extended after that expiration date. Prior to April 7, 1999, the Company and Masthead now express their mutual intent to negotiate together in good faith for a subsequent renewal of the engagement for a one year term, which extended term may, by mutual agreement, be renewed again for further terms of one year or more or less as may be mutually agreed between the parties.


3.       NON-COMPETITION

         The parties acknowledge that the Consulting Agreement entered into hereby will oblige Masthead and Mr. Wright to provide their services and devote their principal efforts to the Company's business, though it does not provide the Company with exclusive rights to the services of Masthead or of Mr. Wright. Masthead and Mr. Wright acknowledge that they will be under a duty not to participate in competitive activities such as the provision of facilities or services to any corporation or business which is engaged in a competitive way with any of the Company's operations.


4.       FEES AND REMUNERATION AND EXPENSES

         In consideration of the Agreement of Masthead to provide the services described herein, the Company agrees to make the following payments and grant the further considerations described below:-

         (a) the Company will pay to Masthead a basic consulting fee at the rate of US$125,000.00 per year, to be paid in twelve equal monthly instalments, payable without deductions on the last day of each calendar month;

         (b) the Company will pay to Masthead a performance bonus on an annual basis within 30 days of the end of the Company's fiscal year. The amount of such bonus shall be fixed by the board of directors of the Company acting upon recommendations from Management and its Compensation Committee, provided that the minimum amount of incentive bonus payable to Masthead in respect of each of the first two years of the engagement will be not less than US$25,000.00;

         (c) the Company will require Masthead to maintain a motor vehicle of appropriate quality to reflect the standing of Mr. Wright in the Company'S hierarchy. In consideration of Masthead'S agreement to provide such a vehicle, the Company will pay to Masthead a non-accountable vehicle allowance of US$700.00 per month and will also reimburse Masthead the cost of insurance and maintenance of such vehicle upon delivery of properly vouched evidence of expenditures on such account;

         (d) the Company will reimburse Masthead with the costs of maintaining an executive health plan for Mr. Wright including US$300,000.00 Term Life Insurance, such reimbursement to be made upon presentation of properly vouched evidence of expenditures on this account;

         (e) the Company will maintain an insurance policy for the protection of its directors and officers and will procure that Mr. Wright is included as a named insured on such policy;

         (f) the Company will reimburse to Masthead all costs and expenses incurred by Masthead and/or Mr. Wright in connection with the provision of services under this Agreement including, but not limited to promotion travel, long distance telephone, cellular phone, copier costs, couriers and general petty disbursements, as well as accommodation and related costs in respect of any business conducted or services performed outside Toronto.


5.       INCENTIVE STOCK OPTION PLAN

         The Company has an Incentive Stock Option Plan, but is presently engaged in a reorganization of its share capital and a refinancing. The Company accordingly agrees to grant to Masthead (or, if necessary pursuant to applicable provisions of the United States Internal Revenue Code applicable to such Plans to Mr. Wright directly), incentive stock options to purchase the equivalent of 500,000 common shares in the capital of the Company as now presently (pre-reorganization) structured. The exercise price of such options shall be equal per share to the price per share being paid in the presently proposed refinancing and such options shall all be exercisable within five years from the date of vesting. Of the 500,000 options so granted, 250,000 shall vest immediately upon commencement of the consulting arrangement contemplated by this Agreement, and the remaining 250,000 shall vest on the first day of the second year of the term of engagement.

6.       TERMINATION

         This Agreement is for a fixed term of two years and subject to extensions by mutual agreement thereafter. This agreement may be terminated at any time by mutual agreement between the Company and Masthead, provided that any such change shall not be effective or binding unless recorded in writing and signed by both the Company and Masthead.

         Notwithstanding the fixed term of the engagement, the Company may terminate the engagement of Masthead at any time for cause including but not limited to any material breach of the provisions of this Agreement by Masthead or any servant or agent of Masthead engaged by Masthead to provide services hereunder. It is acknowledged by Masthead that in the event that it fails to provide the services of Mr. Wright for a period in excess of 40 working days total in any six month period may, in the discretion of the Company, be considered sufficient cause for the purposes of this provision.


7.       CONFIDENTIAL INFORMATION AND NON-COMPETITION

         (a) Both Masthead and Mr. Wright acknowledge that in their respective positions as consultants and executive of the Company, each of them will acquire information about certain matters and things which are confidential to the Company and which information is the exclusive property of the Company including but without limiting the generality of the foregoing the following:-

                  (i)      customer lists;
                  (ii)     pricing policies;
                  (iii)  technology  and  technological   information,   whether
                  patented or not; (iv) market research and product development information.

         (b) Each of Masthead and Mr. Wright acknowledge that such information as referred to in subclause (a) above could be used to the detriment of the Company. Accordingly Masthead and Mr. Wright undertake to treat confidentially all such information, and agree not to disclose the same to any third party, either during, or after its termination for whatever reason.

         (c) Each of Masthead and Mr. Wright acknowledge that, without prejudice to all and any rights of the Company, an injunction is the only effective remedy to protect the Company's rights and property as set out in subclauses (a) and (b) above.

         (d) Masthead and Mr. Wright acknowledge that as a consultant and executive officer of the Company respectively, they will gain a knowledge of the Company's technology and products and a close working relationship with the Company's suppliers and customers which knowledge and relationships would, if used for competitive purposes or made available to a competitor, injure the Company. Masthead and Mr. Wright therefore agree that, for a period of not less than twelve months from the date of termination of this Agreement for any reason or cause, they will neither accept engagement or employment or any other position with the intent of providing information or services to any developer or manufacturer of products competitive with those of the Company, nor solicit or accept business with respect to products competitive with those of the Company in any State or country in which the Company's products have been marketed during the period of twenty-four months prior to the date of such termination.

         (e) The Company has established, and may amend from time to time, a detailed Confidentiality and Non-Competition Agreement for execution by all of its consultants and employees, which document may include the foregoing provisions together with further and more detailed provisions for the protection of the Company's interests and property; Masthead and Mr. Wright may be asked to execute a copy of such Agreement at the commencement of the engagement, or subsequently, and to execute and deliver copies of amended versions thereof, if any, from time to time, and each of them undertakes to execute the same as and when called upon to do so.

If the foregoing terms are accepted, please countersign and date the original and the enclosed two copies of this letter at the foot where indicated.

I look forward to a long and mutually beneficial relationship.


Yours truly,

BCAM INTERNATIONAL INC.

\s\ Michael Strauss
----------------------
Per:
                             MASTHEAD  MANAGEMENT  INC. AND NORMAN
                             B. WRIGHT HEREBY  CONFIRM  ACCEPTANCE
                             OF THE FOREGOING TERMS.

                             MASTHEAD MANAGEMENT INC.
                             \s\ Norman B. Wright
                             ----------------------
                             NORMAN B. WRIGHT
                             Dated: April 7       1997.